Supplementing the Preliminary Prospectus	Filed Pursuant to Rule 433
Supplement dated February 23, 2018	Registration Statement No. 333-207570
(To Prospectus dated October 23, 2015)	and 333-207570-03

€1,800,000,000

Chubb INA Holdings Inc.

€900,000,000 1.550% Senior Notes due 2028

€900,000,000 2.500% Senior Notes due 2038

Each Fully and Unconditionally Guaranteed by

Chubb Limited

Pricing Term Sheet

March 1, 2018

Issuer:	Chubb INA Holdings Inc.

Guarantor:	Chubb Limited

Ratings (Moody’s / S&P / Fitch):*	A3 (stable) / A (stable) / A (stable)

Offering Format:	SEC Registered

Security Type:	Senior Unsecured Notes

Description of Securities:	1.550% Senior Notes due 2028 (the “2028 Notes”) 2.500% Senior Notes due 2038 (the “2038 Notes” and, together with the 2028 Notes, the “Notes”)

Pricing Date:	March 1, 2018

Settlement Date:	March 7, 2018 (T+4)

Maturity Date:	2028 Notes: March 15, 2028 2038 Notes: March 15, 2038

Principal Amount:	2028 Notes: €900,000,000 2038 Notes: €900,000,000

Public Offering Price:	2028 Notes: 99.742% 2038 Notes: 99.999%

Coupon (Interest Rate):	2028 Notes: 1.550% per year 2038 Notes: 2.500% per year

Coupon Payment Dates:	2028 Notes: Annually on March 15, commencing March 15, 2019 2038 Notes: Annually on March 15, commencing March 15, 2019

Benchmark Government Security:		2028 Notes: DBR 0.500% due 2/15/28 2038 Notes: DBR 4.000% due 1/4/37

Benchmark Government Security Price / Yield:		2028 Notes: 98.655 2038 Notes: 150.415

Spread to Benchmark Government Security:		2028 Notes: +93.8 basis points 2038 Notes: +146.1 basis points

Denomination:		€100,000 and integral multiples of €1,000 in excess thereof

Day Count Convention:		Actual/Actual (ICMA)

Yield to Maturity:		2028 Notes: 1.578% 2038 Notes: 2.500%

Mid-Swaps:		2028 Notes: 1.078% 2038 Notes: 1.550%

Spread to Mid-Swaps:		2028 Notes: +50 basis points 2038 Notes: +95 basis points

Optional Redemption:		In each case as described in the Preliminary Prospectus Supplement –

	2028 Notes:	● Make-Whole Call prior to December 15, 2027 (DBR + 15 bps)
● Par Call on or after December 15, 2027

	2038 Notes:	● Make-Whole Call prior to September 15, 2037 (DBR + 25 bps)
● Par Call on or after September 15, 2037

Listing:		The Issuer intends to apply to list the Notes on the New York Stock Exchange

CUSIP/ISIN/Common Code:		2028 Notes: 171239 AA4/XS1785795763/178579576 2038 Notes: 171239 AB2/XS1785813251/178581325

Joint Book-Running Managers:		Merrill Lynch International Barclays Bank PLC Deutsche Bank AG, London Branch MUFG Securities EMEA plc Wells Fargo Securities International Limited

Co-Managers:

ANZ Securities, Inc.

BNY Mellon Capital Markets, LLC

Citigroup Global Markets Limited
Credit Suisse Securities (Europe) Limited

DBS Bank Ltd.

HSBC Bank plc

ING Bank N.V., Belgian Branch

J.P. Morgan Securities plc

RBC Europe Limited

Scotiabank Europe plc

Standard Chartered Bank

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer and the guarantor have filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer or the guarantor has filed with the SEC for more complete information about the issuer, the guarantor and these offerings. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in these offerings will arrange to send you the prospectus if you request it by calling Merrill Lynch International toll-free at 1-800-294-1322, Barclays Bank PLC toll-free at 1-888-603-5487 or Deutsche Bank AG, London Branch toll free at 1-800-503-4611.

MiFID II professionals/ECPs-only / No PRIIPs KID – Manufacturer target market (MiFID II product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document (KID) has been prepared as the notes are not available to retail investors in the EEA.

This pricing term sheet is not a prospectus for the purposes of the European Union’s Directive 2003/71/EC (and any amendments thereto) as implemented in member states of the European Economic Area.

The communication of this pricing term sheet and any other document or materials relating to the issue of the Notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the Notes offered hereby are only available to, and any investment or investment activity to which this pricing term sheet relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this pricing term sheet or any of its contents.

Relevant stabilisation regulation including FCA/ICMA will apply.

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